Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
For further information, contact
Kent Henschen, Director – Marketing &
Corporate Communications
Tel: 414-768-4626 Fax: 414-768-4474
khenschen@bucyrus.com
www.bucyrus.com

BUCYRUS INTERNATIONAL, INC. ACQUIRES DBT GmbH

South Milwaukee, WI, USA, December 17, 2006 – Bucyrus International, Inc. (NASDAQ: BUCY) announced today that it has signed a definitive agreement to acquire DBT GmbH, a subsidiary of RAG Coal International. DBT is based in Lünen, Germany.  Bucyrus will pay $710 million in cash and issue to RAG 471,476 shares with a market value of $21 million (based on Bucyrus’ average closing price for the 20-day trading period ended December 14, 2006).  The transaction is expected to be completed at the end of the first quarter of 2007 and is subject to customary closing conditions and regulatory approvals.

          Bucyrus is a global leader in the design and manufacture of walking draglines, electric rope mining shovels and rotary blasthole drills used by the world’s surface mining industry. DBT is a leading worldwide supplier of complete system solutions for underground coal mining. The combined company, now serving both the surface and underground mining industries and with over 100 years of experience, will have a consolidated installed base of equipment of over $20 billion. Tim Sullivan, President & Chief Executive Officer of Bucyrus said, “We are extremely excited about combining Bucyrus with DBT and we believe that this is a unique opportunity to jointly build a stronger company for our customers, employees and shareholders. Both companies share a similar culture and history with a focus on technology, delivering high quality products, valued employee relationships and providing first class service to our customers.”

          DBT manufactures equipment including roof support systems, armored face conveyers, plows, shearers and continuous miners used primarily by customers who mine coal. DBT has eight [8] facilities around the world with approximately 3,200 employees. DBT generates approximately $1.0 billion in annual revenue.

          The Bucyrus/DBT combination will provide significant geographic, product and end market diversification for Bucyrus.  In addition to increased scale, DBT will greatly enhance Bucyrus’ market in China as well as in the markets of other developing countries such as Russia and India.  Tim Sullivan further commented, “We are very bullish on the long term fundamentals for coal and this combination will allow us to address 100% of the coal mined on a global basis.”

          Bucyrus will acquire DBT in a two-stage transaction.  Bucyrus and the Hamburg Trust, a private German investor, have formed a holding company which will acquire DBT.  Bucyrus owns 100% of the voting shares (representing 49.9% of the registered share capital) of the holding company, and the Hamburg Trust owns 100% of the non-voting shares (representing 50.1% of the registered share capital) of the holding company.  Bucyrus is funding the purchase price and will be entitled to 100% of the dividends and cash flow of DBT.  The parties have also entered into an irrevocable purchase agreement pursuant to which Bucyrus will acquire all of the holding company shares held by the Hamburg Trust by no later than 2009 for €8mm (half of which has been paid by RAG). Bucyrus and the Hamburg Trust will honor the prior commitments made by DBT with its German workers regarding facility and employee matters. In addition, it is noted that BUCY shareholder consent is not required for this acquisition.

          Bucyrus has received a financing commitment from Lehman Brothers to support the transaction’s cash purchase price as well as a permanent financing structure that will include a combination of debt and equity securities consistent with achieving a conservative capital structure. Lehman Brothers acted as the sole financial advisor to Bucyrus in the transaction.

          Bucyrus will host an investor teleconference to discuss this announcement on Monday, December 18, 2006 at 3:00 p.m. Eastern Time (2:00 p.m. Central Time).  Those wishing to participate in the teleconference, and calling from within the United States, can dial 866.271.5140. International participants can access the teleconference by dialing 617.213.8893. The “Participant Passcode” is 63536872.  A replay of the teleconference will be available until January 1, 2007 and can be accessed in the United States by dialing 888.286.8010 or from outside of the United States by dialing 617.801.6888. The “Passcode” for the replay is 35607551.

          This teleconference will also be available as a live audio “webcast”.  To access the webcast please go to http://www.Bucyrus.com/invest-conf.htm or find the link under the Investor Relations/Investor Conferences section of www.bucyrus.com.  (Windows Media Player is required to play the webcast.)  A replay of the webcast will be available until January 15, 2007.

          Bucyrus International, Inc. is a world leader in the design and manufacture of Walking Draglines, Rotary Blasthole Drills and Electric Rope Shovels for the surface mining industry. In addition, Bucyrus manufactures high quality OEM parts and provides world-class support services for all Bucyrus brand mining machines. Bucyrus’ corporate headquarters and primary manufacturing facility is located in South Milwaukee, Wisconsin, USA. Bucyrus has been making the earth move for 125 years.

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          Statements contained in this press release that are not based on current or historical fact are forward-looking in nature.  Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors.  The factors that could adversely affect Bucyrus’ actual results and performance are discussed in Bucyrus’ Form 10-K for the year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission, which interested parties are urged to review.  Bucyrus’ actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements.